Exhibit 99.1

Investor Relations:
Erica Abrams or Vanessa Lehr
The Blueshirt Group
(415) 217-7722
erica@blueshirtgroup.com
vanessa@blueshirtgroup.com

Oplink Reports Financial Results for Third Quarter Fiscal 2005

Fremont, Calif., April 28, 2005 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading Photonic Foundry and provider of optical networking components, today reported financial results for the third quarter of fiscal year 2005 ended April 3, 2005.

For the third quarter, Oplink reported revenues of $8.4 million, which represents an increase of 3.4% over revenues of $8.1 million reported in the second quarter of fiscal 2005. The company reported a net loss of $359,000, or $0.00 per share, for the third quarter of fiscal 2005, as compared to a net loss of $2.3 million, or $0.02 per share, reported in the second quarter of fiscal 2005. The net loss in the third quarter of fiscal 2005 includes a one-time benefit of $904,000 from the termination of the EZConn transaction.

“We are satisfied with our results for the third quarter, posting solid gross margins, continued improvement in our operating model, and a balance of almost $186 million in cash, cash equivalents and investments,” commented Joe Liu, president and CEO of Oplink. “We had solid sales activity with some of our larger customers, including Nortel, Fujitsu, ADVA and Huawei and believe there is opportunity for continued growth in the coming quarters. We are encouraged by the level of interest in our intelligent subsystem capabilities and opportunities in the Fiber-to-the-X and access market.”

For the fourth quarter of fiscal 2005, Oplink expects sequential revenue growth to be slightly better than the sequential revenue growth in third quarter of fiscal 2005 and a net loss per share of $0.01.

The company presents each of the fiscal quarters and fiscal year end as if it ended on the last day of each calendar quarter or twelve-month period, respectively. The company operates and reports using interim fiscal quarters and twelve-month periods, which end on the Sunday closest to the end of each calendar quarter and twelve-month period. April 3, 2005 and March 28, 2004 represent the Sunday closest to the periods ended March 31, 2005 and March 31, 2004, respectively.

Conference Call Information
The company will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on April 28, 2005. To access the conference call, dial (800) 240-2430 for the US or Canada and (303) 262-2139 for international callers. The webcast will be available live on the Investor Relations section of the company’s corporate website at

http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Time on April 28, 2005 until 11:59 p.m. Pacific Time on May 2, 2005, by dialing (800) 405-2236 ((303) 590-3000 for callers outside the U.S. and Canada) and entering pass code 11028503.

About Oplink
Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California. The company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services which incorporate its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

This news release contains forward-looking statements, including without limitation statements regarding opportunities for continuing growth and opportunities in the Fiber-to-the-X and access market and the guidance given for anticipated revenue and earnings per share for the fourth quarter of fiscal 2005, that involve risks and uncertainties, which may cause Oplink’s actual results to differ substantially from expectations. These risks include, but are not limited to, the potential widespread downturn in the overall economy in the United States and other parts of the world and the telecommunications industry, including reductions in telecommunication spending activity, possible reductions in customer orders, challenges to successfully integrate and realize anticipated benefits of acquisitions of businesses or technologies, Oplink’s reliance upon third parties to supply its raw materials and equipment, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the need to retain and motivate key personnel, risks associated with the protection of Oplink’s, and possible infringement of others’, intellectual property, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	June 30,
	2005	2004
	(Unaudited)	(1) (2)

ASSETS
Current assets:
Cash and cash equivalents	$28,859	$56,690
Short-term investments	100,948	78,549
Accounts receivable, net	7,135	7,545
Inventories	6,037	4,767
Prepaid expenses and other current assets	2,625	2,814

Total current assets	145,604	150,365

Long-term investments	55,769	55,204
Property, plant and equipment, net	26,853	26,426
Intangible assets	369	507
Other assets	230	401

Total assets	$228,825	$232,903

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,837	$4,926
Accrued liabilities and other current liabilities	6,853	8,171

Total current liabilities	11,690	13,097

Non-current liabilities	—	104

Total liabilities	11,690	13,201

Stockholders’ equity	217,135	219,702

Total liabilities and stockholders’ equity	$228,825	$232,903

(1)	The June 30, 2004 condensed consolidated balance sheet has been derived from audited financial statements at that date.

(2)	$53.7 million of investments in auction rate securities has been reclassified from cash equivalents to short term investments on the June 30, 2004 condensed consolidated balance sheet.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

Revenues	$8,421	$9,200	$25,473	$24,639

Cost of revenues:
Cost of revenues	6,260	6,088	19,152	16,763
Non-cash compensation expense	—	32	27	160

Total cost of revenues	6,260	6,120	19,179	16,923

Gross profit	2,161	3,080	6,294	7,716

Operating expenses:
Research and development	1,929	1,961	5,629	4,979
Sales and marketing	935	946	2,889	2,562
General and administrative	1,518	1,354	4,825	5,054
Merger fees	(904)	—	(904)	—
In-process research and development	—	704	—	1,565
Non-cash compensation expense	22	347	100	1,394
Amortization of intangible and other assets	45	1	137	11

Total operating expenses	3,545	5,313	12,676	15,565

Loss from operations	(1,384)	(2,233)	(6,382)	(7,849)
Interest and other income, net	1,025	780	2,867	2,031

Net loss	$(359)	$(1,453)	$(3,515)	$(5,818)

Basic and diluted net loss per share	$(0.00)	$(0.01)	$(0.02)	$(0.04)

Basic and diluted weighted average shares outstanding	148,219	146,529	147,895	144,887

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months Ended
	March 31,
	2005	2004

Cash flows from operating activities:
Net loss	$(3,515)	$(5,818)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,946	6,304
Non-cash compensation expense	127	1,554
Acquired in-process research and development	—	1,565
Other	1,072	98
Change in assets and liabilities	(2,325)	(4,744)

Net cash provided by (used in) operating activities	1,305	(1,041)

Cash flows from investing activities:
Net purchases of investments	(23,760)	(27,384)
Net (purchases) sales of property and equipment	(5,950)	275
Acquisition of businesses, net of cash and cash equivalents	(67)	404

Net cash used in investing activities	(29,777)	(26,705)

Cash flows from financing activities:
Proceeds from issuance of common stock	710	3,526
Repayment of note receivable from stockholders	12	—
Repayment of capital lease obligations	(81)	(1,353)

Net cash provided by financing activities	641	2,173

Net decrease in cash and cash equivalents	(27,831)	(25,573)

Cash and cash equivalents, beginning of period	56,690	74,498

Cash and cash equivalents, end of period	$28,859	$48,925